Exhibit 10.44

IAN MCNIECE, PH.D. CONSULTING AGREEMENT

THIS  AGREEMENT (this “Agreement”) dated as of November 30 , 2009 ("Effective Date") is made by and between Proteonomix, Inc.., a Delaware corporation, with its principal office at 187 Mill Lane  Mountainside, New Jersey 07052 (“the Company”); and Ian McNiece having an address of 821 Majorca Avenue, Coral Gables Florida 33134 (the “Executive”) (collectively the “Parties.”)

Whereas, the Executive has been involved in research and development and product development in the stem cell, and regenerative therapy area (“Field of Interest”); and

Whereas, the Company wishes to retain the Executive as Vice-President, Scientific Development and the Executive desires to accept the office and also to perform consulting services.

In consideration of the premises and the mutual covenants hereinafter set forth, the Parties agree as follows:

1.

Services

1.1

The Executive serve the Company as Vice-President, Scientific Development and in that capacity will advise the Company's Board and management, at reasonable times, in matters related to the research and development of stem cells, stem cell expansion and the development of products based on stem cell technology and all other matters deemed reasonable by the Company (the “Services”); and as requested by the Company from time to time in (the Field of Interest.

1.2

The Executive will provide consulting Services to the Company as may be reasonably required. Consultation may be sought by the Company over the telephone, in person at the Executive's office, at the Company's offices or another reasonable location or through written correspondence and email and will involve reviewing activities and developments in the Field of Interest.

1.3

Duties will include but not be limited to:

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 representing the Company to regulatory authorities as required;

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managing the creation of an appropriate vision and long-term strategy for scientific development including strategic operating plans and budgets in the Field of Interest to be agreed by the Chief Executive Officer (“CEO”) and the Board of Directors (the “Board”);

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taking remedial action where necessary and to inform the CEO of any significant changes;

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ensuring appropriate and satisfactory systems are in place for monitoring group performance in the Field of Interest against plans and budgets;

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reporting to the CEO and the Board regularly on the Field of Interest both at Board meetings and at other times;

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providing such information to the Board as the  Board and the CEO require in order for the CEO and the Board to assess the performance and the achievement of the agreed strategy and budget;

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The Executive shall report to the Chief Executive Officer, who shall have the authority to direct, control and supervise the activities of the Executive.

2.

Cash Compensation

The Executive will be paid a fee of Four Thousand Dollars ($4,000 per year from the Effective Date. Payment will be made at the end of each month. Until the Company has raised a total of $3 million in equity or convertible debt (the “Raise”), the Executive’s cash compensation will accrue. Accruals will be paid to the Executive within thirty days of the Raise, Reasonable expenses of the Executive incurred at the request of the Company (including travel expenses incurred in connection with company - related business in accordance with the Company's travel policy) will be reimbursed promptly by the Company, subject to customary verification and prior written approval provided Executive receive prior written approval from the Company.

Equity Compensation

The Executive will receive an aggregate of 200,000 shares of the Company’s common stock (“Shares”) issuable as follows:

50,000 Shares on the first and second anniversary of the commencement of this Agreement and 100,000 at the conclusion of this Agreement. Certificates representing the Shares will bear a legend restricting transfer in the absence of an effective registration relating to the Shares with the Securities and Exchange Commission or an exemption therefrom.

In the event the Executive breeches this Agreement either by resigning or through non-performance, the Executive will not be entitled to any Shares unissued at the time of his resignation or non-performance.

Travel

The Executive shall be paid for Executive travel time at the prorated amount of a 24 hour day based on an amount of $2,400 per day. Travel time of the Executive shall not be part of the maximum days per year.

Benefits. The Executive shall be eligible to participate in such life, health, and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits as the Company extends, as a matter of policy, to its executives.

Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Executive of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request.

3.

Term

The term of this Agreement will begin on the Effective Date of this Agreement and will end twenty-four months thereafter or upon earlier termination as provided below (the "Term"); provided that the Term may be renewed for successive one-year periods at the option of the Company and the consent of the Executive.

Termination

Either Party may terminate employment of the Executive under this Agreement without cause in which event, if such termination is accomplished by the Company, the Executive will be entitled to compensation and benefits to the end of the Contract Period; and if by the Executive, his compensation shall reduced pro rata. In the event the Executive resigns without cause or this Agreement is terminated by the Company through the Executive’s non-performance, the Executive will not be entitled to any Shares unissued at the time of his resignation or non-performance.

The Company may terminate this Agreement at any time for cause, which will reduce the Executive’s compensation and benefits pro rata.

The Executive may terminate his employment under this Agreement at any time for good reason in that (i) the assignment to the Executive of substantial duties or responsibilities inconsistent with the Executive’s position at the Company, or any other action by the Company which results in a substantial diminution or other substantive adverse change in the Executive’s duties or responsibilities, (ii) the Company’s failure to pay the Executive any Base Fee or other compensation to which he becomes entitled, or (iii) the Company’s breach of any of its other obligations under this Agreement. In this event, compensation and benefits shall continue to the end of the Contract Period.

The Executive’s employment shall terminate immediately upon his death or disability which shall mean such physical or mental impairment as would render the Executive eligible to receive benefits under the long-term disability insurance policy or plan then made available by the Company to the Executive. In this event, compensation and benefits shall continue to the end of the Contract Period.

4.

Certain Other Contracts

4.1

The Executive will not disclose to the Company any information that the Executive is obligated to keep secret pursuant to an existing confidentiality agreement.

4.2

The consulting work performed hereunder will not be conducted on time that is required to be devoted to the Executive’s employment with the University of Miami or another entity or any other third party. The Executive shall not use the funding, resources and facilities of any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give any third party rights to the product of such work.

4.3

The Executive represents that neither the execution of this Agreement nor the performance of the Executive's obligations under this Agreement will result in a violation or breach of any other agreement by which the Executive is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

4.4

The Executive has disclosed and, during the Term, will disclose to the CEO of the Company any conflicts between this Agreement and any other agreements binding the Executive.

5.        Restrictive Covenants

5.1

Non-Solicitation of Employees or Consultants. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Executive acknowledges that during the Term of this Agreement and for twelve (12) months thereafter, he will not directly or indirectly solicit or hire away any employee or consultant of the Company. During the Term of this Agreement, the Executive shall notify the Company of all other consulting agreements which the Executive has entered into, or any consulting services which the Executive may provide, to any third party.

5.2

Non-Solicitation of Clients. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any client of the Company whom the Company had provided services at any time during the Executive’s employment with the Company in any line of business that the Company conducts as of the date of the Executive’s termination of employment or that the Company is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company.

5.3

Non-Solicitation of Employees. During the Restricted Period, the Executive agrees that he will not, directly or indirectly, hire or attempt to hire or cause any business, other than an affiliate of the Company, to hire any person who is then or was at any time during the preceding six months an employee of the Company and who is at the time of such hire or attempted hire, or was at the date of such employee’s separation from the Company a vice president, senior vice president or executive vice president or other senior executive employee of the Company.

5.4

Acknowledgment. The Executive acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and the Company and their clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

5.5

Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of these covenants (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages):

(i)

The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)

The right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

5.6

If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6.

Inventions Discovered by the Executive While Performing Services Hereunder

The Executive will promptly and fully disclose to the CEO of the Company any invention, improvement, discovery, process, formula, technique, method, trade secret, or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, "Invention") made, conceived, developed, or first reduced to practice by the Executive, either alone or jointly with others, while performing Services hereunder. The Executive hereby assigns to the Company all of his right, title and interest in and to any such Inventions while performing the Services hereunder. The Executive will execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Inventions. The Executive hereby irrevocably designates the Secretary of the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company's rights under this paragraph. This Section 6 will survive the termination of this Agreement. Inventions, improvements, discoveries, processes, formulae, techniques, methods, trade secrets, or other intellectual property made, conceived, developed, or first reduced to practice by the Executive as part of his employment by University of Miami or other entities are retained by the Executive and not performed under the Executive Services hereunder are excluded from this agreement.

7.

Confidentiality

7.1

The Executive acknowledges that, during the course of performing his services hereunder, the Company will be disclosing information to the Executive, and the Executive will be developing information related to the Field of Interest, Inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively "Confidential Information"). The Executive acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

7.2

The Executive acknowledges that the Confidential Information will be used by the Executive only in connection with consulting activities hereunder, and will not be used for any other purpose.

7.3

The Executive will not to disclose, or transfer, use of  any purpose other than as provided herein, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Executive will treat all such information as confidential and proprietary property of the Company.

7.4

The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the relevant party's possession prior to being furnished to such party, or (iii) becomes available to the relevant party on a non-confidential basis.

7.5

The Executive may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Executive will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

7.6

Upon termination of this Agreement, the Executive will promptly return to the Company all information and materials of the Company, and materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Executive or produced by the Executive in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Executive shall continue to be bound by the terms of the confidentiality provisions contained in this Section 7 for a period of   five years after the termination of this Agreement.

 8.

Executive Representation

The Executive represents and warrants to the Company that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

9.

Enforcement and Indemnification

9.1

The Company. in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as the Company or the Company shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided in Section 8(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The Parties hereby agree to waive right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

9.2

The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a Party by reason of the Executive being or having been an officer, director, or employee of the Company or any subsidiary or affiliate of the Company. the Company agrees to pay to the Executive in advance of the final disposition of any proceeding all such amounts incurred or suffered.

10.

Remedies

The Executive acknowledges that the Company would have no adequate remedy at law to enforce this Agreement. In the event of a violation by the Executive of any provision of this Agreement, the Company shall have the right to obtain injunctive or other similar relief, as well as any relevant damages, without the requirement of posting bond or other similar measures.

10.1

Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. the Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Fee and average annual incentive compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 11(a), including, but not limited to, reasonable attorneys’ fees and costs.

10.2

Taxes. The Executive agrees to be solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance, if any; and the Executive agrees to defend, indemnify and hold Company harmless from any and all claims, damages, liability, attorneys’ fees and expenses on account of (i) an alleged failure by the Executive to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (ii) any other action or inaction of the Executive.

10.3

Responsibility for Insurance. The Executive shall be solely responsible for any physical or other injuries to persons or damage to property.

11.

Miscellaneous

11.1

Use of Name. It is understood that the name of the Executive and Executive's affiliation with the Institution will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company's business.

11.2

No Conflict: Valid and Binding. The Executive represents that neither the execution of this Agreement nor the performance of the Executive's obligations under this Agreement will result in a violation or breach of any other agreement by which the Executive is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

11.3

Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given upon receipt by personal delivery, United States Postal Service registered mail or with a delivery confirmation, or by an international overnight courier to the address set forth in the preamble to this Agreement or to other such address as may have been designated by the Company or the Executive by notice to the other given as provided herein.

11.4

Independent Contractor. Withholding. The Executive will at all times be an independent contractor, and as such will not have authority to bind the Company. Executive will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Executive recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Executive has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Executive shall not enter into any agreements or incur any obligations on behalf of the Company.

11.5

Assignment. Due to the personal nature of the services to be rendered by the Executive, the Executive may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Executive. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs of the Executive and the, assigns and successors of the respective Parties.

11.6

Severability. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

11.7

Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11.8

Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.9

Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

11.10

Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, without regard to its conflicts of laws principles.

11.11

Successors and Assigns. this Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business or any entity to which the Company may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by him.

11.12

Waiver. No delays or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11.13

Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

11.14

Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the Parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

11.15

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PROTEONOMIX, INC.

EXECUTIVE

By:

Name: Michael Cohen

Name: Ian McNiece

Title:   Chief Executive Officer